EXHIBIT 21

LIST OF SUBSIDIARIES

Copperhead Digital Holdings, Inc. – an Arizona limited liability company

Trucom, LLC – an Arizona limited liability company

CityNet Arizona, LLC – a Delaware limited liability company

San Diego Media, Inc. – a California corporation

K Telecom and Wireless, LLC – a Washington limited liability company

Blue Collar, Inc. – a California corporation

Hollywood Riviera Studio, LLC – a California limited liability company

HRS Mobile, LLC – a California limited liability company